EXHIBIT 23.1

THE WARNACO GROUP, INC.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-108744, 333-121771 and 333-125159 of The Warnaco Group, Inc. (the ‘‘Company’’) on Form S-8 of our report on the consolidated financial statements dated March 2, 2006 (September 6, 2006 as to the effects of the revisions to the segment information discussed in Note 8, the waiver of debt covenants discussed in Note 15, the SEC inquiry discussed in Note 21, and as to the effects of the restatement discussed in Note 23) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to 1) the Company's plan of reorganization and emergence from bankruptcy as a new entity on February 4, 2003, 2) a change in method of accounting for defined benefit pension plans and 3) the restatement discussed in Note 23) and of our report on internal control over financial reporting dated March 2, 2006 (September 6, 2006 as to effects of the material weakness described in Management's Annual Report on Internal Control Over Financial Reporting (as revised)), (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting) appearing in this Annual Report on Form 10-K/A of the Company for the fiscal year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

New York, New York
September 6, 2006